Exhibit 99.1

RENT-WAY, INC.

2004 STOCK OPTION PLAN

1.     Purpose.

        The purpose of the Rent-Way, Inc. 2004 Stock Option Plan (the “Plan”) is to provide, through options to purchase shares of Rent-Way, Inc. common stock, without par value, long term incentives and rewards to directors, officers and other employees or persons responsible for the success and growth of Rent-Way, Inc. (the “Company”), to attract and retain such persons and to associate the interests of such persons with the interests of the Company.

2.     Effective Date.

        The Plan was approved by the Board of Directors on January 9, 2004 (the “Effective Date”) and shall be submitted to the shareholders of the Company for approval at a meeting to be held on March 10, 2004, or at any adjournment thereof. Any Options granted hereunder prior to shareholder approval of the Plan shall be canceled in the event shareholder approval is not obtained.

3.     Definitions.

        The following terms, as used herein, shall have the following meanings:

    (a)        “Board” shall mean the Board of Directors of the Company.

    (b)        “Closing Price”, as of a particular date, shall mean (i) if the shares of Stock are then listed or admitted to trading on a national securities exchange, the last reported sales price of a share of Stock sold in the regular way on the principal national securities exchange on which such Stock is listed or admitted to trade, or if no sales occurred on such date, the last sales price on the last preceding day on which such shares of Stock were sold on such exchange or (ii) if the shares of Stock are not then listed or admitted to trading on any national securities exchange, the last reported sale price for a share of Stock as reported on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on the last preceding day on which such shares of Stock were reported sold.

    (c)        “Code” shall mean the Internal Revenue Code of 1986, as amended.

    (d)        “Committee” shall mean the Compensation Committee of the Board or such other committee as the Board, in its discretion, designates to administer the Plan, which Committee shall be composed of not less than two directors each of whom is a “disinterested person” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

    (e)        “Company” shall mean Rent-Way, Inc. and its subsidiaries now held or hereafter acquired.

    (f)        “Fair Market Value”, as of a particular date, shall mean (i) if the shares of Stock are then listed or admitted to trading on a national securities exchange or reported on NASDAQ, the Closing Price or (ii) if the shares of Stock are not then listed or admitted to trading on a national securities exchange or reported on NASDAQ, such value as the Committee, acting in good faith and in its sole discretion, shall determine.

    (g)        “Incentive Stock Option” shall mean an Option that meets the requirements of Section 422 of the Code, or any successor provision, and that is designated by the Committee or the Board as an Incentive Stock Option.

    (h)        “Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

    (i)        “Option” shall mean the right, granted pursuant to this Plan, of a holder thereof to purchase shares of Stock under the Plan at a price and upon the terms to be specified by the Committee or the Board.

    (j)        “Option Agreement” shall mean any written agreement, contract, or other instrument or document between the Company and a Participant evidencing an Option.

    (k)        “Participant” shall mean an officer, director, employee or independent contractor of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

    (l)        “Plan” shall mean the Rent-Way, Inc. 2004 Stock Option Plan.

    (m)        “Stock” shall mean shares of common stock, without par value of the Company.

    (n)        “Ten Percent Stockholder” shall mean a Participant who, at the time an Incentive Stock Option is to be granted to such Participant, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company within the meaning of Sections 422(e) and 422(f), respectively, of the Code.

4.     Administration.

        The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to modify the terms of any Options granted under the Plan; to determine the persons to whom and the time or times at which Options shall be granted; to determine the type and number of Options to be granted and the terms, conditions and restrictions relating to any Option; to determine whether, to what extent, and under what circumstances an Option may be settled, canceled, forfeited, exchanged, or surrendered; to construe and interpret the Plan and any Option; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Option Agreements; to correct any defect, supply any deficiency and reconcile any inconsistency in the Plan or any Option granted hereunder; to amend the Plan to reflect changes in applicable law; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may designate one or more persons to implement its rules, regulations and determinations and to execute and deliver documents and instruments and otherwise act on its behalf in accordance with guidelines established by the Committee from time to time.

        All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder. The Committee from time to time, and whenever requested, shall report to the Board on its administration of the Plan and the actions it has taken. The expenses of administering the Plan shall be paid by the Company.

        No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

        The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option or agreement in the manner and to the extent it shall deem expedient to carry it into effect, and shall be the sole and final judge of such expediency. The Committee’s determination shall be conclusive. All references herein to the “Committee” shall, if the context so requires, also be deemed to refer to the Board or any other committee designated by the Board.

5.     Eligibility.

        Options may be granted to officers, directors and employees of the Company and other persons responsible for the success of the Company in the sole discretion of the Committee and as otherwise set forth herein. In determining the persons to whom Options shall be granted and the type of Option, the Committee shall take into account such factors as the Committee shall deem reasonable and appropriate in connection with accomplishing the purposes of the Plan.

6.     Stock Subject to the Plan; Limitation on Grants.

        The maximum number of shares of Stock that may be optioned or purchased pursuant to the Plan shall be 1,700,000 shares, subject to adjustment as provided herein. Such shares may, in whole or in part, be authorized but unissued shares or shares that have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Option are forfeited, canceled, exchanged or surrendered or if an Option otherwise terminates or expires without a distribution of shares to the Participant, the shares of Stock with respect to such Option shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for grants of Options under the Plan.

        In the event the Committee determines that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Options, (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Options, and (iii) the exercise price, grant price, or purchase price relating to any Option; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with applicable requirements of the Code.

7.     Option Grants.

        Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement, in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, as applicable.

    (a)        Number of Shares. Each Option Agreement shall state the number of shares of Stock to which the Option relates. In no event shall any Participant receive grants of Options in any one calendar year to acquire in excess of 500,000 shares of Stock.

    (b)        Type of Option. Each Option Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option. In the event the Option Agreement fails to specify the type of Option granted, the Option will be a Nonqualified Stock Option. Incentive Stock Options may be granted only to employees of the Company.

    (c)        Option Price. Each Option Agreement shall state the Option price, which shall be not less than the Fair Market Value of the shares of Stock covered by the Option on the date of grant. The Option price shall be subject to adjustment as provided in Section 6 hereof. The date as of which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted, unless a different grant date is specified in such resolution.

    (d)        Method and Time of Payment. The Option price shall be paid in full, at the time of exercise, in cash or in shares of Stock having a Fair Market Value on the date of exercise equal to such Option price or in a combination of such cash and Stock or, in the sole discretion of the Committee (i) through a cashless exercise procedure whereby the Participant may pay the exercise price by directing that shares otherwise deliverable upon exercise of the Option (valued at the Fair Market Value of such shares as of the date of exercise) be withheld, or (ii) through the delivery of an irrevocable written notice instructing the Company to deliver the shares deliverable upon exercise of the Option to a broker selected by the Company, subject to the broker’s written guarantee to deliver cash to the Company in the full amount of the exercise price due on the Option exercise. The portion of any Option relating to Stock being withheld in payment of the exercise price shall be deemed surrendered and canceled.

    (e)        Term and Exercisability of Options. Each Option shall be exercisable in the manner determined by the Committee and as provided in the Option Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be ten (10) years from the date of the grant of the Option or such shorter period as is determined by the Committee. The exercise period shall be subject to earlier termination as provided in Section 7(f) hereof. An Option may be exercised, as to any or all full shares of Stock as to which the Option has become exercisable, by written notice delivered to the Company, specifying the number of shares of Stock with respect to which the Option is being exercised. For purposes of the preceding sentence, the date of exercise will be deemed to be the date upon which the Company receives such notice.

    (f)        Termination. The Committee shall have the exclusive authority to determine if, and for how long, and under what conditions the Option may be exercised after termination of a Participant’s employment with or service to the Company, including by reason of the Participant’s death; provided, however, that in no event will an Option continue to be exercisable beyond the expiration date of such Option.

    (g)        Incentive Stock Options. Options granted as Incentive Stock Options shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in this Section 7.

    (i)              Option Price. The Option price shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock covered by the Option on the date of grant of such Incentive Stock Option.

    (ii)              Value of Shares. The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and all other plans of the Company become exercisable for the first time by each Participant during any calendar year shall not exceed $100,000.

    (iii)              Ten Percent Stockholder. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (x) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Stock on the date of grant of such Incentive Stock Option and (y) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

8. General Provisions.

    (a)        Compliance with Legal Requirements. The Plan and the granting and exercising of Options, and the other obligations of the Company under the Plan and any Option Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Stock under any Option as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations.

    (b)        Nontransferability. Options shall not be transferable by a Participant except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Participant only by such Participant or such Participant’s guardian or legal representative. The Committee (or the Board in the case of an option granted to a non-employee director) may, in its sole discretion, for nonqualified stock options only, authorize all or a portion of the options granted to an optionee to be on terms which permit the transfer by such optionee to (a) the spouse, children, grandchildren, brothers or sisters of the optionee (“Immediate Family Members”), (b) a trust or trusts for the benefit of one or more of such Immediate Family Members, or (c) a partnership in which any of such Immediate Family Members are the only partners; provided, however, that (i) there may be no consideration for such transfer and the option agreement pursuant to which such options are granted must be approved by the Committee (or the Board in the case of an option granted to a non-employee director) and (ii) subsequent transfers of transferred options shall be prohibited except transfers by will or the laws of descent and distribution. Following transfer, any transferred options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and the effects of termination of employment or service shall continue to apply to such options with respect to the original optionee or holder of the option and following any such termination, transferred options shall be exercisable by the transferee only to the extent provided for in the Option Agreement related thereto.

    (c)        No Right To Continued Employment. Nothing in the Plan or in any Option or any Option Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Option Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

    (d)        Withholding Taxes. Where a Participant or other person is entitled to receive shares of Stock pursuant to the exercise of an Option, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to such Participant or other person of cash or a certificate or certificates representing such shares. Each Participant shall have the right to pay any or all required withholding taxes by delivering to the Company shares of Stock already owned. The Company may authorize the Participant to pay any or all required withholding taxes by directing that shares otherwise deliverable upon exercise of the Option be withheld.

        Upon the disposition of shares of Stock acquired pursuant to the exercise of an Incentive Stock Option, the Company shall have the right to require the payment of the amount of any taxes which are required by law to be withheld with respect to such disposition. Each Participant shall have the right to pay any or all of such required withholding taxes by delivering to the Company shares of Stock already owned.

    (e)        Amendment and Termination of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any material rights of any Participant, without such Participant’s consent, under any Option theretofore granted under the Plan. The power to grant Options under the Plan will automatically terminate ten years after the earlier of the adoption of the Plan by the Board or the approval of the Plan by shareholders of the Company. If the Plan is terminated, any unexercised Options shall continue to be exercisable in accordance with its terms and the terms of the Plan in effect immediately prior to such termination.

    (f)        Participant Rights. No Participant shall have any claim to be granted any Option under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by any Option until the date of the issuance of a stock certificate for such shares.

    (g)        No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Option. The Committee shall determine whether cash, other Options, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

    (h)        Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws principles thereof.

    (i)        Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be the grantee’s beneficiary.

    (j)        Interpretation. With respect to Participants subject to Section 16 of the Exchange Act, the Plan is intended to comply with all applicable provisions of Rule 16b-3 promulgated thereunder (as such Rule may be amended from time to time) and all provisions hereof shall be construed in a manner to so comply. With respect to Participants subject to Section 16, all Options granted hereunder shall be granted and may be exercised only in such a manner as to conform to such Rule. To the extent permitted by applicable law, the Plan and Options granted hereunder shall be deemed amended to the extent necessary to conform to the applicable provisions of such Rule.

    (k)        Option Date. An option shall be deemed to have been granted on the date fixed in the resolution of the Committee or the Board authorizing the granting of such option, provided such date is not prior to the date of the adoption of such resolution. If no date is fixed by such resolution, the option shall be deemed to have been granted on the date of adoption of the resolution, provided that the agreement relating to the option is executed and delivered within thirty days therefrom, otherwise the option shall be deemed to have been granted on the date of delivery of such agreement to the optionee.

    (l)        Indemnification of Board and Committee. Without limiting any other rights of indemnification, the members of the Board and the Committee shall be indemnified by the Company against the reasonable expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually incurred as a result of any action, suit or proceeding, or any appeal therein (“such claim”), to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in settlement of such claim, to the full extent permissible under the Business Corporation Law of the Commonwealth of Pennsylvania.